Exhibit 5.1

December 19, 2024

Inseego Corp.

9710 Scranton Road, Suite 200

San Diego, California 92121

Attention: Board of Directors

Re:      Registration Statement on Form S-8

Gentlemen:

I am General Counsel and Chief Administrative Officer of Inseego Corp., a Delaware corporation (the “Company"), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 3,050,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable under (i) the Inseego Corp. 2018 Omnibus Incentive Compensation Plan, as amended (the “2018 Plan”), (ii) the Amended and Restated Inseego Corp. 2000 Employee Stock Purchase Plan, as amended (the “ESPP”), and (iii) certain non-qualified inducement stock options (the “Inducement Options”).

In connection with the preparation of the Registration Statement and this opinion letter, I have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)	the Company’s amended and restated certificate of incorporation;

(ii)	the Company’s amended and restated bylaws;

(iii)	resolutions of the board of directors of the Company;

(iv)	a copy of the 2018 Plan;

(v)	a copy of the ESPP;

(vi)	the award agreements related to the Inducement Options; and

(vii)	such other documents and matters of law as I have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, I have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to me as originals, the conformity to authentic original documents of all Documents submitted to me as copies, and the veracity of the Documents. For the purposes of the opinion set forth below, I have also assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance. As to questions of fact material to the opinion hereinafter expressed, I have relied upon the representations and warranties of the Company made in the Documents.

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Inseego Corp.

December 19, 2024

Based upon the foregoing examination, and subject to the qualifications set forth below, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the 2018 Plan, the ESPP, or the Inducement Options, as applicable, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations, as well as the federal laws of the United States of America. My opinion is rendered only with respect to laws, and the rules, regulations and determinations thereunder, which are currently in effect.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me in the Registration Statement. In giving this consent, I do not thereby admit that I am included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Kurt Scheuerman

Kurt Scheuerman

General Counsel and Chief Administrative Officer

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